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                                                                    EXHIBIT 6(D)

SERVICE CONTRACT
(Administrative and Agency Services Only)

WITH RESPECT TO FIRST FUNDS (THE TRUST):

CLASS III SHARES OF:
( ) Total Return Equity Portfolios
( ) Total Return Fixed Income Portfolio

(each Class III Portfolio)

To First Funds: We desire to enter into a Contract with you for activities in connection with the servicing of beneficial owners of Class III shares of each Portfolio of the Trust noted above.

THE TERMS AND CONDITIONS OF THIS CONTRACT ARE AS FOLLOWS:

1. We shall provide services for our clients who beneficially own Class III Portfolio shares (Clients), which services may include, but are not limited to: maintaining account records; answering questions and handling correspondence; handling the transmission of funds representing the purchase price or redemption proceeds; issuing confirmations for transactions; assisting customers in completing application forms; communicating with the transfer agent; providing account maintenance and account level support; and providing such other information and services as you or our Clients reasonably may request, as long as these requests are not intended to result in the sale of shares.

2. We shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in our business, or all or any personnel employed by us) as is necessary or beneficial for providing information and services related to Class III Portfolio shares to Clients.

3. We agree to indemnify and hold you, the Trustees of the Trust, and the Trust's adviser and transfer agent harmless from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions, of or by us or our officers, employees or agents regarding the purchase, redemption, transfer or registration of Class III Portfolio shares of the Trust. Such indemnification shall survive the termination of this Contract.

     Neither we nor any of our officers, employees or agents are authorized to make any representation concerning Class III Portfolio shares except those contained in the then current Prospectus, and which are consistent with our capabilities under applicable law; and we shall have no authority to act as agent for the Trust or for you in making such representation or otherwise.

4. In consideration of the services and facilities described herein, we shall be entitled to receive, and you shall pay to us, with respect to the Class III Portfolio shares of our Clients, fees at an annual rate as set forth in the accompanying fee schedule. We understand that the payment of such fees has been authorized pursuant to Shareholder Service Plans (each a Class III
     Plan) approved by the Board of Trustees of the Trust, and those Trustees who are not "interested persons" of the Trust (as defined in the Investment Company Act of 1940) and who have no direct or indirect financial interest in the operation of each Class III Plan or in any agreements related to each Class III Plan (Independent Tru

5. We agree to conduct our activities in accordance with any applicable federal or state laws, including securities laws and any obligation thereunder to disclose to our Clients the receipt or fees in connection with their beneficial ownership of shares of each Class III Portfolio. We represent that any compensation payable to us in connection with the investment of customers' assets in Class III of each Portfolio (a) will be disclosed by us to our customers, (b) will be authorized by our customers, and (c) will not result in an excessive fee payable to us.

6. You reserve the right, at your discretion and without notice, to suspend the sale of shares or
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     withdraw the sale of shares of each Class III Portfolio.

7. This Contract shall continue in force for one year from the effective date (March 20, 1993) of the Class III Plan, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically subject to termination with respect to any Class III Portfolio without penalty at any time if a majority of the Trust's Independent Trustees vote to terminate or not to continue each Class III Plan. This Contract may also be terminated by us, for any reason, upon 15 days' written notice to you. Notwithstanding anything contained herein, in the event that one or more of the Class III Plans shall terminate or we shall fail to perform the recordkeeping and client servicing functions contemplated by this Contract, such determination to be made in good faith by the Trust or you, this Contract is terminable effective upon receipt of notice thereof by us. This Contract will also terminate automatically in the event of its assignment (as defined in the Investment Company Act of 1940).

8. All communications to you shall be sent to you in writing or by facsimile at your offices, Attention: ALPS Mutual Funds Services, Inc., 370 Seventeenth Street, Suite 2700, Denver, CO 80202. Any notice to us shall be duly given if mailed, telegraphed or facsimiled to us at the address shown in this Contract.

9. The Contract shall be construed in Accordance with the laws of the State of Colorado.

10. We acknowledge receipt of notice of the limitation of shareholder and Trustee liability as set forth in the Declaration of Trust of the Trust and agree that the obligations assumed by the Trust under this contract shall be limited in all cases to the assets of Class III of the applicable Portfolio.
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Very truly yours,

_________________________________________________________
Name of Shareholder Servicing Agent (Please print or Type)

_________________________________________________________
Street                                  City      State

By
_________________________________________________________
Authorized Signature
Its: _______________________
Date: ______________________

NOTE: Please return signed copies of this Service Contract to First Funds. Upon acceptance, one countersigned copy will be returned to you.

FIRST FUNDS:

By
________________________________________________________
Authorized Signature
Its: ______________________
Date: _____________________